INDEPENDENT AUDITORS' CONSENT

E*TRADE Funds:

We consent to the incorporation by reference to us in this Post-Effective Amendment No. 34 Registration Statement No. 333-66807 on Form N-1A of our report dated February 21, 2001 appearing in the Annual Report of the E*TRADE Bond Fund as of and for the year ended December 31, 2000 and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of this Registration Statement, and under the heading "Independent Accountants" in the Statement of Additional Information, which is part of this registration statement



/s/ Deloitte & Touche LLP
Los Angeles, California

November 15, 2001